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                                                                     Exhibit 2.1

                               FIRST AMENDMENT TO

                            ASSET PURCHASE AGREEMENT

    This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of April 5, 2000, by and among Toymax International, Inc., a Delaware corporation ("TOYMAX"), Funnoodle (HK) Limited, formerly named Sun Master Investment Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region of the Peoples Republic of China, a wholly-owned subsidiary of Toymax ("FUNNOODLE
(HK)"), and Kidpower, Inc., a Tennessee corporation ("KIDPOWER"), and James P. O'Rourke ("O'ROURKE").

    WHEREAS, Toymax, Funnoodle, Inc., a Delaware corporation and wholly-owned subsidiary of Toymax, the Kidpower and O'Rourke entered into an Asset Purchase Agreement, dated October 25, 1999 (the "ASSET PURCHASE AGREEMENT") pursuant to which Funnoodle, Inc. agreed to purchase the Funnoodle product line from Kidpower; and

    WHEREAS, Funnoodle, Inc. assigned its rights under the Asset Purchase Agreement to Funnoodle (HK) pursuant to an Assignment and Assumption Agreement, dated November 30, 1999 (the "ASSIGNMENT"); and

    WHEREAS, pursuant to the Asset Purchase Agreement and the Assignment, Funnoodle (HK) purchased the Funnoodle product line from Kidpower on November 30, 1999; and

    WHEREAS, in connection with the purchase and sale of the Funnoodle product line, Funnoodle (HK) and Kidpower entered into a Management Services Agreement, dated November 30, 1999 ("MANAGEMENT SERVICES AGREEMENT"), pursuant to which Kidpower agreed to provide certain management services with respect to the Funnoodle product line; and

    WHEREAS, Kidpower has advanced funds on behalf of Funnoodle (HK) and Funnoodle (HK) desires that Kidpower continues to advance funds for the business of the Funnoodle product line; and

    WHEREAS, the parties desire to reach an agreement whereby Kidpower agrees to provide limited amounts of working capital to fund the Funnoodle business on the terms and conditions set forth herein;

    NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

    Section 1.0. COLLECTION OF REVENUES; PAYMENT OF EXPENSES; ADVANCES BY KIDPOWER. (a) Kidpower invoices customers of Funnoodle (HK) and collects revenues on behalf of Funnoodle


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(HK). Such collections are held in trust on behalf of Funnoodle (HK) under the terms of the Management Services Agreement. Funnoodle (HK) hereby authorizes Kidpower to retain and apply such collections to: (i) pay Funnoodle (HK) vendors, at the times and in the amounts Kidpower determines with the advice and consent of Funnoodle (HK); (ii) pay Kidpower's fees and expenses under the Management Services Agreement with notice to Funnoodle (HK); (iii) repay Advances (as hereinafter defined) by Kidpower with notice to Funnoodle (HK); and
(iv) pay or reimburse Kidpower's factoring fees (the "FACTORING FEES") incurred pursuant to that Factoring Agreement ("FACTORING AGREEMENT") dated December 9, 1999, between Kidpower and CIT Group/Commercial Services, Inc., for the period beginning on December 1, 1999 and ending on the first of the following to occur:
(x) the date that is sixty-five (65) days following the date of written notice to Kidpower from Funnoodle (HK) that Funnoodle (HK) is terminating the Servicing Agreement; or (y) the date of termination of the Factoring Agreement. Notwithstanding anything contained herein to the contrary, Funnoodle (HK) shall not be liable to Kidpower for any Factoring Fees in excess of $100,000 for period from December 1, 1999 to November 30, 2000.

    (b) Kidpower agrees to advance funds ("ADVANCES") on behalf of Funnoodle
        (HK), to pay Funnoodle (HK) vendors at the times and in the amounts Kidpower determines with the advice and consent of Funnoodle (HK). The maximum amount of the Advances by Kidpower hereunder outstanding at any time shall not exceed $1,000,000 together with interest accrued thereon. Advances shall bear interest at the rate of 8% per annum on the outstanding balance thereof, computed daily, from the date of the Advance to the date repaid, whether by set-off or otherwise. Kidpower shall not be obligated to Advance any funds on behalf of Funnoodle (HK) after May 15, 2000.

    (c) Kidpower shall maintain complete books and records showing the Advances, copies of which shall be provided to Funnoodle (HK) on a continuing basis, and Funnoodle (HK) shall be entitled to inspect such books and records related thereto upon one business day's prior notice.

        Section 2.0. SECURITY INTEREST. In order to secure the payment and performance of the Advances, Funnoodle (HK) hereby grants to Kidpower a continuing security interest in and general lien upon its right, title and interest in (i) Funnoodle (HK)'s accounts receivable, and (ii) all property of Funnoodle (HK) now or hereafter in the actual or constructive possession of Kidpower (collectively, the "Collateral"). If Funnoodle (HK) has granted any security interest(s) to Kidpower in any or all of the Collateral prior to the date of this Agreement, this Agreement shall be deemed to be a reaffirmation of the previously granted security interest(s) and an amendment and restatement of any previously executed Security Agreement(s). It is the intention of Funnoodle (HK) and Kidpower that all existing security interests will remain continuously perfected.


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    (A) DELIVERY OF DOCUMENTS; POWER OF ATTORNEY. Upon the demand of Kidpower,
        Funnoodle (HK) will (i) immediately give, execute, deliver, pledge, endorse, file, and/or record any notice, statement, financing statement, instrument, document, chattel paper, agreement, or other papers that may be necessary or desirable, or that Kidpower may reasonably request, in order to create, preserve, perfect, or validate any security interest granted pursuant hereto or intended to be granted hereunder or to enable Kidpower to exercise or enforce its rights hereunder or with respect to such security interest; and (ii) keep, stamp, or otherwise mark any and all documents, instruments, chattel paper, and its books and records relating to the Collateral in such manner as Kidpower may reasonably require. Funnoodle (HK) hereby irrevocably appoints Kidpower (and any of its attorneys, officers, employees, or agents) as its true and lawful attorney-in-fact, said appointment being coupled with an interest, with full power of substitution, in the name of the Funnoodle (HK), for the sole use and benefit of Kidpower in its sole discretion to exercise, to the extent permitted by law, in its name or in the name of the Funnoodle
        (HK) or otherwise, the powers set forth herein, whether or not any of the Advances are due (i) to endorse the name of Funnoodle (HK) upon any instruments of payment, freight, or express bill, bill of lading, storage, or warehouse receipt relating to the Collateral and to demand, collect, receive payment of, settle, or adjust all or any of the Collateral; (ii) to correspond and negotiate directly with insurance carriers; and (iii) to sign and file one or more financing statements naming Funnoodle (HK) as debtor and Kidpower as secured party to execute any notice, statement, instruments, agreement, or other paper that Kidpower may require to create, preserve, perfect, or validate any security interest granted pursuant hereto or to enable Kidpower to exercise or enforce its rights hereunder or with respect to such security interest. Neither Kidpower nor its attorneys, officers, employees, or agents shall be liable for act, omissions, any error in judgment, or mistake in fact in its/their capacity as attorney-in-fact. This power, being coupled with an interest is irrevocable until the Advances have been fully satisfied. At Kidpower's sole option, and without Funnoodle (HK)'s consent, Kidpower may file a carbon, photographic, or other reproduction of this Agreement or any financing statement executed pursuant hereto as a financing statement in any jurisdiction so permitting. Kidpower is expressly authorized to file financing statements without Funnoodle (HK)'s signature.

    (B) KIDPOWER'S RIGHTS IN COLLATERAL; CUSTODY OF COLLATERAL. With respect to the Collateral, or any part thereof, the right is expressly granted to Kidpower exercisable by Kidpower at any time, at its sole discretion,
        (i) to transfer or register in the name of itself or its nominee any of the Collateral, and whether or not so transferred or registered, to receive the



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        income and dividends thereon, and to hold the same as a part of the
        Collateral and or apply the same to the Advances; (ii) to exchange any of the Collateral for other property upon the reorganization, recapitalization, or other readjustment and in connection therewith, to deposit the Collateral or any part thereof with any nominee or depository upon such terms as Kidpower may determine in its sole discretion; and (iii) extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, or refrain from exercising any right against any Collateral. With respect to the Collateral, or any part thereof, which at any time may come into the possession, custody, or under the control of Kidpower or any of its Affiliates, agents or correspondents, Funnoodle (HK) hereby acknowledges and agrees that Kidpower's sole duty with respect to the custody, safekeeping and physical preservation of such Collateral, whether pursuant to Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as it deals with similar property for its own account. Neither Kidpower, nor any of its directors, officers, employees, Affiliates, agents or correspondents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so.

    (C) DISPOSITION OF COLLATERAL. Funnoodle (HK) shall not sell, offer to sell, otherwise assign, or permit the involuntary transfer of, or disposition of the Collateral or any interest therein, without the prior written consent of Kidpower.

    (D) ASSIGNMENT OF ACCOUNTS. With respect to Accounts that are Collateral, Funnoodle (HK) shall, upon request, immediately give to Kidpower, in a form acceptable to Kidpower, assignments of all Accounts.

    Section 3.0. RIGHT OF SET-OFF. In addition to any other remedies available to Kidpower, Kidpower is specifically authorized hereby to set-off against and apply to the then unpaid balance of the Advances and any other amounts due Kidpower hereunder, any items or funds of Funnoodle (HK) held by Kidpower, any and all deposits or any other property of Funnoodle (HK) now or hereafter maintained by Funnoodle (HK) for its or their own account with Kidpower. For such purposes, Kidpower shall have, and Funnoodle (HK) hereby grants to Kidpower, a first lien on and security interest in such deposits, property, funds, and accounts, and the proceeds thereof. Any Advances outstanding, and any other amounts due Kidpower hereunder, shall be due and payable on the earlier of the termination of this Agreement, or May 15, 2000. To the extent not repaid by setoff or otherwise, Funnoodle (HK) agrees to pay, and Toymax guarantees the payment of, any Advances outstanding, and any other amounts due Kidpower hereunder.

    Section 4.0. COOPERATION IN FUNNOODLE (HK) FINANCING. Kidpower shall provide its reasonable cooperation to Funnoodle (HK), at no out-of-pocket cost to Kidpower, in



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connection with Funnoodle (HK)'s attempts to secure alternative financing for the Funnoodle business, including entering into a Receivables Servicing Agreement with The CIT Group or any of its affiliates (collectively, "CIT") in substantially the form attached hereto as Exhibit A (the "Servicing Agreement"). Kidpower shall not, however, be obligated to take any actions (except entering into the Servicing Agreement) which, in Kidpower's reasonable judgment, would cause Kidpower any risk or liability. Kidpower agrees that its right of set-off hereunder shall terminate, and to release its security interest in any and all Funnoodle (HK) assets, upon the occurrence of any of the following: (i) the payment in full of any and all Advances and the release by Funnoodle (HK) of Kidpower from its obligation to make any further advances hereunder; (ii) Funnoodle (HK) securing a factoring arrangement with CIT and the agreement by and between Kidpower, Funnoodle (HK) and CIT that up to the first One Million Dollars ($1,000,000) of proceeds (the "Proceeds") from such factoring arrangement shall be paid directly to Kidpower to be credited as payment of the Advances, in form and substance agreed to by the parties, with the excess, if any, held for, and applied to the benefit of, Funnoodle (HK) (such balance held from time-to-time for the benefit of Funnoodle (HK) referred to as the "Proceeds Balance"); or (iii) Funnoodle (HK) providing adequate alternative security to Kidpower, which shall be determined in Kidpower's sole discretion, to ensure that Kidpower's then outstanding Advances (if not paid in full) shall be paid. In the event that Kidpower has been repaid all of its Advances and Kidpower holds a Proceeds Balance, Kidpower shall pay interest to Funnoodle (HK) at the rate of 8% per annum on such balance, computed daily, from the date of the Proceeds Balance to the date returned to, or applied for the benefit of, Funnoodle (HK).

    Section 5.0. ACCELERATION OF KIDPOWER'S CONTINGENT PAYMENT. The contingent payments provided for in Sections 2.4 and 2.5 of the Asset Purchase Agreement shall be accelerated in the manner set forth herein.

    (A) Funnoodle (HK) shall, within thirty (30) days of July 31, 2000 make a good faith estimate of the Contribution Amount for the portion of such Calculation Year ending July 31,2000. For this purpose, the good faith estimate shall be based on revenues collected, corresponding costs of goods sold and related direct expenses. Following the making of such good faith estimate of the Contribution Amount by Funnoodle (HK) for such period, Funnoodle (HK) shall deliver to Kidpower, on September 1, the calculation of the good faith estimate of such Contribution Amount and an amount equal to ninety percent (90%) of the Contingent Payment due for such portion of the Calculation Year, if any, based upon such good faith estimate of the Contribution Amount by the Buyer, but in no event shall such payment exceed $1,000,000 (the "September Accelerated Payment"). Kidpower may reduce the September Accelerated Payment by 2.3% to discount the payment from its December 15 regular due date to the September 1 accelerated due date.

    (B) Funnoodle (HK) shall, within thirty (30) days of August 31, 2000 make a good faith estimate of the Contribution Amount for the portion of such Calculation Year ending August 31, 2000. For this purpose, the good faith estimate shall be based on revenues collected, corresponding costs of goods sold and related direct expenses. Following the making of such good faith estimate of the Contribution Amount by Funnoodle (HK) for


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        such period, Funnoodle (HK) shall deliver to Kidpower, on October 1, the calculation of the good faith estimate of such Contribution Amount and an amount equal to ninety percent (90%) of the Contingent Payment due for such portion of the Calculation Year, if any, based upon such good faith estimate of the Contribution Amount by the Buyer, but in no event shall such payment exceed $1,000,000 (the "October Accelerated
        Payment"). Kidpower may reduce the October Accelerated Payment by 1.65% to discount the payment from its December 15 regular due date to the October 1 accelerated due date.

    (C) Funnoodle (HK) shall otherwise compute the Contingent Payment in accordance with Sections 2.4 and 2.5 of the Asset Purchase Agreement, except that Funnoodle (HK) shall credit any September Accelerated Payment and October Accelerated Payment made by it against any payment otherwise due by it on the date 45 days after the end of the related Calculation Year.

This Section 5.0 shall survive the termination of this Agreement.

    Section 6.0 KIDPOWER LEGAL FEES. Funnoodle (HK) hereby agrees to promptly reimburse Kidpower for legal fees incurred with respect to this Agreement and the transactions contemplated thereby in an amount not to exceed $5,000.

    IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Asset Purchase Agreement as of the date set forth above.

                                         FUNNOODLE (HK) LIMITED.

                                           By: /s/William Johnson, Jr.
                                              -------------------------------
                                           Name:    William Johnson, Jr.
                                           Title:   Chief Financial Officer

                                         KIDPOWER, INC.

                                           By: /s/ John D. Taylor, Jr.
                                              -------------------------------
                                           Name:    John D. Taylor, Jr.
                                           Title:   Executive Vice President

                                         TOYMAX INTERNATIONAL, INC.

                                           By: /s/ William Johnson, Jr.
                                              -------------------------------
                                           Name:    William Johnson, Jr.
                                           Title:   Chief Financial Officer

                                         JAMES P. O'ROURKE

                                           BY: /S/ JAMES P. O'ROURKE
                                              -------------------------------



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